As filed with the Securities and Exchange Commission on October __, 2003
Registration No. 333- _____

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

StockerYale, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	04-2114473
(State or other jurisdiction of	(I. R. S. Employer
incorporation or organization)	Identification Number)

     32 Hampshire Road
Salem, New Hampshire 03079
(603) 893-8778
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Francis J. O'Brien
Executive Vice President, Chief Financial Officer and Treasurer
StockerYale, Inc.
     32 Hampshire Road
Salem, New Hampshire 03079
(603) 893-8778
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Stuart M. Cable, P. C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Common Stock, $0.001 par value per share	3,000,000 (2)	$1.02	$3,060,000	$247.55

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2)	This registration statement also relates to a currently indeterminate number of shares of StockerYale common stock as may be issued pursuant to the convertible note and warrant described herein as a result of the adjustment of the conversion price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated _______, 2003

PROSPECTUS

StockerYale, Inc.

3,000,000 Shares of Common Stock

The selling stockholder identified in this prospectus, and any of its pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 3,000,000 shares of common stock of StockerYale, Inc. The shares being offered represent the shares issuable upon the conversion of a convertible note due September 24, 2006 and upon the exercise of a warrant, both of which were issued by StockerYale to the selling stockholder in a private placement transaction on September 24, 2003, and shares that may be issued in lieu of cash interest payments on the convertible note. StockerYale is filing the registration statement of which this prospectus is a part at this time primarily to fulfill a contractual obligation to do so, which the company undertook at the time of the sale of the convertible note and warrant.

StockerYale's common stock is traded The Nasdaq National Market. On October 14, 2003, the last reported per share price of StockerYale, Inc. common stock was $0.97.

StockerYale will not receive any of the proceeds from the sale of these shares of common stock. StockerYale has agreed to bear all of the expenses in connection with the registration and sale of these shares of common stock (other than underwriting discounts and sales commissions).

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2003

1 / STKR	2003 Form S-3

ABOUT THIS PROSPECTUS

     You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Incorporation of Documents by Reference” on page 11. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. The Company has not authorized anyone to provide you with different information. The selling stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

2 / STKR	2003 Form S-3

OUR BUSINESS

     The following is only a summary. The Company urges you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. You should carefully consider the information provided under the heading "Risk Factors" beginning on page 4.

Overview

StockerYale, Inc. was incorporated on March 27, 1951 under the laws of the Commonwealth of Massachusetts. In December 1995, the Company completed the registration of its Common Stock with the U. S. Securities and Exchange Commission and its stock now trades on the NASDAQ National Market under the trading symbol "STKR".

StockerYale, Inc. (the Company) is an independent designer and manufacturer of structured light lasers, light emitting diodes, (LEDs), fiber optic, and fluorescent illumination technologies as well as specialty optical fiber, phase masks, and advanced optical sub-components for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection, and medical markets.

Recent Developments

On September 30, 2003, the Company entered into an agreement to modify the term of its credit facility with Merrill Lynch Business Financial Services. The new agreement provides a credit facility of $3,450,000 through a term note of $2,450,000 and a line of credit of $1,000,000. The new facility has a one year maturity and bears an interest rate of one month libor + 5.5%, on October 14,2003 the interest rate was 6.6%.

On September 24, 2003, the Company sold a Convertible Note to an institutional investor. The $2,500,000 Convertible Note matures on September 24, 2006, bears interest at a rate equal to the Prime Rate plus 3. 5%, but in no event less than 7.5%, and provides the holder with the option to convert the loan to common stock at $1.07 per share subject to certain adjustment features. StockerYale has the right to elect to make the monthly required payments on the convertible note (comprised of principal amortization and interest) in the form of shares of common stock, determined based on the $1.07 conversion price, as adjusted from time to time. The Company also issued to the holder seven-year warrants to purchase shares in the following warrant amounts and exercise prices per share of common stock: 225,000 shares at $1.23 per share, 150,000 shares at $1.34 per share and 100,000 shares at $1.44 per share.

On September 24, 2003, StockerYale, Inc. entered into a guarantee of a Euros125,000 in connection with a credit facility provided by the Bank of Ireland to StockerYale Ireland.

On September 18, 2003, the Company entered into an agreement with TJJ Corporation amending the $5,000,000 term note maturing in December 27, 2005. The new agreement results in loan amortization commencing in October 2003 and a reduction in the stockholders' equity covenant from $22,000,000 to $20,000,000. The new principal amortization is $100,000 per month for three months, $150,000 for the next three months and $200,000 per month for the following eleven months. The maturity was also changed to March 1, 2005. All other terms of the term note remained the same.

On August 23, 2003, the Company amended its credit facility with National Bank of Canada reducing the restricted term deposit from C$1,000,000 to C$250,000 and reducing the term loan from C$2,300,000 to C$1,550,000. The net availability of the term loan remained the same. In addition, the bank added Canadian Provincial Government research and development tax credits as additional eligible accounts receivable, which increased the availability of the revolving credit facility by approximately C$300,000. All other terms of the credit facility remained the same, including StockerYale, Inc.'s guarantee to fund StockerYale Canada's deficits if requested by the bank

3 / STKR	2003 Form S-3

THE OFFERING

This prospectus relates to 3,000,000 shares of common stock that may be offered for sale by the selling stockholder. These shares are issuable upon the conversion of a convertible note due September 24, 2006 and upon the exercise of a warrant, both of which were issued by StockerYale to the selling stockholder in a private placement transaction on September 24, 2003, and shares that may be issued in lieu of cash interest payments on the convertible note. The convertible note has an aggregate principal amount of $2.5 million and a conversion price of $1.07 per share. The conversion price is subject to adjustment in certain circumstances. For example, if an event of default has occurred, the conversion price will adjust to equal 80% of the average of the 3 lowest closing prices for the common stock in the preceding 30 days, if lower than the initial conversion price. If StockerYale issues stock in certain types of transactions at a price lower than the initial conversion price, then the conversion price will adjust to be that lower price. The warrant is exercisable as follows: 225,000 shares at $1.23 per share, 150,000 shares at $1.34 per share and 100,000 shares at $1.44. The warrant is also subject to customary antidilution provisions relating to extraordinary transactions or changes in the capitalization of StockerYale. The convertible note bears interest at a rate equal to the Prime Rate plus 3. 5%, but in no event less than 7.5%. StockerYale has the right to elect to make the monthly required payments on the convertible note (comprised of principal amortization and interest) in the form of shares of common stock, determined based on the $1.07 conversion price, as adjusted from time to time.

StockerYale is registering the common stock covered by this prospectus primarily in order to fulfill its contractual obligations with regards to these registration rights. Registration of the common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholder.

Plan of Distribution

The selling stockholder may sell the shares of common stock registered under this prospectus through agents or dealers, directly to one or more individuals, institutions or other purchasers or through any combination of these methods of sale. The distribution of the securities may be effected in one or more transactions at market prices then prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution. "

4 / STKR	2003 Form S-3

RISK FACTORS

     Investing in the Company's securities involves risk. Before making an investment decision, you should carefully consider the following risks as well as other information included or incorporated by reference in this prospectus. The risks and uncertainties the Company has described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deem immaterial may also affect its business operations.

     If any of the matters included in the following risks were to occur, the Company's business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the value of its securities could decline and you could lose all or part of your investment.

Risks Related to Its Business

StockerYale's history of losses and the uncertainty of its future profitability make its Common Stock a highly speculative investment
StockerYale has experienced operating losses during each of the years ending December 31, 2000, 2001, and 2002 and the six-month period ended June 30, 2003, and StockerYale may continue to incur losses. StockerYale cannot predict the size or duration of any future losses. Even if StockerYale does achieve profitability, StockerYale may be unable to sustain or increase its profitability in the future.

StockerYale may be unable to fund the initiatives required to achieve its new business strategy
In 2002, the Company began to focus its resources on opportunities that would result in revenue over the short term and simultaneously reduced its operating expenses by 40% on an annualized basis. In 2003, the Company has continued to reduce costs and is contemplating a restructuring of the Company's product lines. This restructuring could impact several product lines. While the Company believes these efforts will assist it in improving its financial condition, the Company can give no assurances as to whether its cost reduction and product restructuring efforts will be successful. If StockerYale's cost reduction strategies and efforts to raise additional capital are unsuccessful, the Company may be unable to fund its operations.

StockerYale's ability to continue as a going concern may be dependent on raising additional capital
StockerYale's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its financing agreements, to obtain additional financing or refinancing as may be required, and ultimately to operate on a profitable basis. As discussed in Recent Developments on page 3, during the third quarter of 2003 the Company issued a Convertible Note in the amount of $2,500,000 to an institutional investor, negotiated new terms and conditions for its credit facility with Merrill Lynch Business Financial Services and amended its credit agreements with National Bank of Canada and TJJ Corporation. The Company is also pursuing several additional financing options, including: a Canadian government development loan and the sale of real estate. There can be no assurances that the Company will be successful in achieving any of its financing options or implementing its restructuring plan.

Failure to comply with credit facility covenants may result in an acceleration of substantial indebtedness
The Company's indebtedness requires it to comply with various financial and other operating covenants, including covenants to make timely payments of principal and interest. Failure to comply with these covenants, without obtaining a waiver from the lender, would permit the lender to accelerate the repayment of all amounts outstanding under the indebtedness. Such an acceleration would have a material adverse effect on our liquidity, financial condition and results of operation.

StockerYale's stock price has been volatile; StockerYale may be subject to litigation due to the volatility of its stock price
StockerYale's stock has experienced significant price and volume fluctuations in recent years. On January 2, 2002, StockerYale's Common Stock reached $11.10 per share, which was the high in 2002, and, on September 24, 2003, its Common Stock closed at $1.04 per share. These fluctuations often have no direct relationship to StockerYale's operating performance and there is no assurance that its stock will continue to trade at the current price level. The market price for StockerYale's Common Stock may continue to be subject to wide fluctuations in response to a variety of factors, some of which are beyond its control.

In the past, some companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. In light of the fluctuations in StockerYale's stock price, it is possible that StockerYale may be the subject of such a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management's attention and resources and could harm StockerYale's business, prospects, results of operations, or financial condition.

StockerYale's Common Stock price may be negatively impacted if its trading status on Nasdaq National Market changes
For continued inclusion on the NASDAQ National Market, StockerYale must meet certain tests, including a minimum bid price of $1.00 per share. On September 17, 2003, the Company received a de-listing notice from NASDAQ stating that if the Company did not meet the $1.00 minimum bid price for ten consecutive days the stock would be de-listed from The Nasdaq National Market as of September 26, 2003. On September 23, 2003, the Company received notice from The Nasdaq National Market that it had rescinded its letter of September 17, 2003 and that the Company had regained compliance with Marketplace Rule 4450 (a)(5). There can be no assurances that StockerYale will continue to meet the listing requirements of the Nasdaq National Market in the future.

The shares eligible for future sale may have negative impact on the stock price
Sales of substantial amounts of Common Stock in the public market following the sale of the 1,610,000 shares offered hereby could have an adverse effect on the market price of the Common Stock. In addition to the 1,610,000 shares offered hereby, 12,782,070 previously issued and outstanding shares of Common Stock are currently eligible for sale subject to the provisions of applicable securities laws. StockerYale has granted options to purchase 3,315,943 shares of Common Stock pursuant to its stock option plans, which are covered by registration statements on file with the Commission and warrants to purchase 1,147,457 shares of Common Stock outside of any plan and 2,336,448 shares of common stock issuable upon conversion of the convertible note. In addition, a subsidiary of StockerYale, Lasiris Holdings, Inc., has 85,290 shares of capital stock outstanding that are exchangeable into shares of StockerYale's Common Stock on a one-for-one basis at the option of the holders. Lasiris Holdings is the entity through which StockerYale acquired and continues to own StockerYale Canada (formerly, known as Lasiris, Inc.).

5 / STKR	2003 Form S-3

StockerYale's quarterly results are likely to be volatile
The implementation of StockerYale's new business strategy makes prediction of future revenues difficult. StockerYale believes that its ability to accurately forecast revenues from sales of its products is also limited because of the development and sales cycles. This makes it difficult to predict the quarter in which sales will occur.

StockerYale's expense levels are based, in part, on its expectations regarding future revenues, and its expenses are generally fixed, particularly in the short term. StockerYale may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall of revenues in relation to StockerYale's expectations could cause significant declines in the Company's quarterly operating results.

StockerYale's operating results have varied on a quarterly basis during its operating history and are likely to fluctuate significantly in the future. StockerYale's operating results may be below the expectations of its investors as a result of a variety of factors, many of which are outside of the Company's control. Accordingly, StockerYale believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of StockerYale's future performance.

StockerYale does not plan to pay dividends on the Common Stock
StockerYale has not and does not expect to declare or pay any cash dividends in the foreseeable future. StockerYale intends to retain all earnings, if any, in order to expand its operations.

StockerYale depends on a limited number of suppliers and may not be able to ship products on time if it is unable to obtain an adequate supply of raw materials and equipment on a timely basis
StockerYale depends on a limited number of suppliers of raw materials and equipment used to manufacture its products. StockerYale typically does not have long-term agreements with it suppliers and, therefore, its suppliers generally may stop supplying materials and equipment to StockerYale at any time. This reliance on a sole or limited number of suppliers could result in delivery problems and reduced control over product pricing and quality.

A small number of affiliated stockholders control a significant portion of StockerYale's stock
As of the date hereof, StockerYale's executive officers and directors as a group beneficially own or control approximately thirty percent (30%) of its Common Stock. Accordingly, these persons will have the ability to significantly influence StockerYale's Board of Directors and, therefore, the business, policies, executive compensation, and affairs of the Company. Furthermore, such influence could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock.

The loss of StockerYale's key personnel or the inability to recruit additional personnel may harm its business
StockerYale is highly dependent on its senior and middle management as well as its technical and research personnel. In particular, the loss of Mark W. Blodgett, the Chairman and Chief Executive Officer, or other key personnel, could harm the Company significantly. The loss of key management personnel or an inability to attract and retain sufficient numbers of qualified management personnel could materially and adversely affect StockerYale's business, results of operations, financial condition or future prospects.

In the event financial information included or incorporated in this prospectus that was audited by Arthur Andersen LLP is later determined to contain false statements you may be unable to recover damages from Arthur Andersen LLP
Our consolidated balance sheet as of December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 2001 and 2000 were audited by Arthur Andersen LLP. Arthur Andersen has ceased operations in the U.S. As a result, you may be limited in our ability to recover damages from Arthur Andersen under the Securities Act of 1933, as amended, if it is later determined that there are false statements contained in any portion of this prospectus in reliance on financial data audited by Arthur Andersen.

6 / STKR	2003 Form S-3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and can be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” that may cause our or our industry's actual results, levels of activity, performance or achievements to vary from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the "Risk Factors" section, in additional to the other information set forth in this prospectus and the documents incorporated by reference herein.

     Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. The Company does not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.

USE OF PROCEEDS

The selling stockholder will receive all the proceeds from the sale of the common stock pursuant to this prospectus. StockerYale will not receive any of the proceeds from the sale of the securities offered pursuant to this prospectus.

REGISTRATION RIGHTS

StockerYale entered into a registration rights agreement with the selling stockholder dated September 24, 2003 in connection with the issuance of the convertible note and warrants. The following summary is a description of the material provisions of the registration rights agreement; however it is not complete and may not contain all information that is important to you. The summary is subject to, and qualified in its entirety by reference to, the provisions of the registration rights agreement, a copy of which is filed as an exhibit hereto and is incorporated by reference.

StockerYale is primarily filing this registration statement pursuant to the terms of the registration rights granted to the selling stockholder in connection with the issuance of the convertible note and the warrant. Under the registration rights agreement, StockerYale has committed to the following conditions:

  File a registration statement within 30 days of closing the private placement, or no later than October 24, 2003,
  Use its reasonable commercial efforts to have the registration statement declared effective within 120 days following closing of the private placement, or no later than January 22, 2004,
  Keep the registration statement continuously effective until the earlier of:
  - all registrable securities have been sold
  - all registrable securities may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k)
  - four years after the closing
  - six months after the latest exercise period of the warrant.

Any common stock sold by the selling stockholder pursuant to this prospectus will no longer be entitled to the benefits of the registration rights provisions of the registration rights agreements.

StockerYale has agreed to bear the expenses of registering the shares underlying the convertible note and the warrant.

Pursuant to the registration rights, StockerYale has agreed to indemnify the selling stockholder against all losses, claims, damages, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to the limitations specified in the registration rights agreement.

7 / STKR	2003 Form S-3

In addition, the selling stockholder has agreed to indemnify StockerYale, its officers, directors, and any person who controls StockerYale against all losses, claims, damages, actions, liabilities and costs and expenses arising under the securities laws from information furnished to StockerYale by the selling stockholder for use in the registration statement or this prospectus.

SELLING STOCKHOLDER

The table below sets forth certain information concerning the number of shares of common stock beneficially owned by the selling stockholder as of October 10, 2003, and the number of shares of common stock that may be offered from time to time by the selling stockholder under this prospectus. The number of shares of common stock issuable upon conversion of the convertible note shown in the table below assumes conversion of the full amount of the convertible note held by the selling stockholder at the initial conversion price of $1. 07 per share. Because the stockholder may offer all or some portion of the common stock issuable upon conversion of the notes, StockerYale has assumed for purposes of the table below that the selling stockholder will sell all of the common stock issuable upon conversion of the notes offered by this prospectus.

	Shares Beneficially Owned Prior to Offering (1) (2)		Shares Being Offered	Shares Beneficially Owned After the Offering (3)
	Number	Percent		Number	Percent
Laurus Master Fund, Ltd.	2,786,449	16.3%	2,786,449	0	0%

(1)	Assumes conversion of the full principal amount of the note at $1.07 per share, equaling 2,336,449 shares plus 450,000 shares issuable upon exercise of the warrant.

(2)	Calculated using 14,318,359 shares of common stock outstanding as of October 9, 2003, plus the number of shares of common stock issuable upon conversion of the note and upon exercise of the warrant.

(3)	Assumes the holder of the note does not beneficially own any common stock other than the common stock issuable upon conversion of the convertible note at the initial conversion price and the common stock issuable upon exercise of the warrant.

8 / STKR	2003 Form S-3

PLAN OF DISTRIBUTION

The selling stockholder after conversion of the note to common stock, or its pledgees, donees, transferees, or any of its successors in interest, may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder may sell the securities by one or more of the following methods, without limitation:

  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;
  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;
  ordinary brokerage transactions and transactions in which the broker solicits purchases;
  privately negotiated transactions;
  through the writing of options on the securities, whether the options are listed on an options exchange;
  through the distribution of the securities by any selling stockholder to its partners, members or stockholders;
  one or more underwritten offerings on a firm commitment or best efforts basis; and
  any combination of any of these methods of sale.

The selling stockholder may also transfer the securities by gift. The Company does not know of any arrangements by the selling stockholder for the sale of any of the securities.

The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for the selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholder may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of the selling stockholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling stockholder's securities will otherwise remain unchanged.

9 / STKR	2003 Form S-3

To the extent required under the Securities Act, the aggregate amount of the selling stockholder's securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholder and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling stockholder and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five year business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The Company has agreed to indemnify in certain circumstances the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify the Company in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The securities offered hereby were originally issued to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act. The Company agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholder may sell the securities without registration under the Securities Act, the date on which the selling stockholder has sold all of the securities or two years after the effective date of the registration statement. The Company has agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling stockholder, but not including underwriting discounts, concessions, commissions or fees of the selling stockholder or any fees and expenses of counsel or other advisors to the selling stockholder.

The Company will not receive any proceeds from sales of any securities by the selling stockholder.

The Company can not assure you that the selling stockholder will sell all or any of the securities offered for sale under this prospectus.

10 / STKR	2003 Form S-3

LEGAL MATTERS

The validity of the issuance of the shares offered hereby will be passed upon for the Company by its counsel, Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The financial statements as of and for the year ended December 31, 2002, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the substantial doubt about the Company's ability to continue as a going concern, and (2) the change in 2002 in the method of accounting for goodwill and intangible assets and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP has expressed no opinion or other form of assurance other than with respect to such disclosures), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Arthur Andersen LLP, independent auditors, have audited our consolidated financial statements and financial statement schedule included in our Annual Report on Form 10-K for the years ended December 31, 2001 and December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements and financial statement schedule are incorporated by reference in reliance on Arthur Andersen LLP's report, given on their authority as experts in accounting and auditing.  We dismissed Arthur Andersen as our independent public accountants, effective July 25, 2002.  After reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this prospectus and the registration statement of Arthur Andersen's audit reports ;with respect to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2001 and December 31, 2000.  Under these circumstances, Rule 437a under the Securities Act permits us to file this prospectus and the registration statement without a written consent from Arthur Andersen.  As a result, with respect to transactions in our securities pursuant to this prospectus that occur subsequent to the date this prospectus is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein.  Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

     StockerYale, Inc. is a public company and files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document the Company files at the SEC's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The Company's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, the Company's stock is listed for trading on The Nasdaq National Market. You can read and copy reports and other information concerning the Company at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

     This prospectus is only part of a Registration Statement on Form S-3 that the Company has filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. The Company has also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information the Company files later with the SEC will automatically update and supersede this information. The Company incorporates by

11 / STKR	2003 Form S-3

reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

  The Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed on April 15, 2003;
  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003;
  The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003;
  The Company's Current Report on Form 8-K filed April 25, 2003 with respect to a press release the Company issued on April 25, 2003 announcing its first quarter 2003 financial results;
  The Company's Current Report on Form 8-K filed June 24, 2003 with respect to a press release the Company issued on June, 2003 announcing its new credit facility, a private placement of stock and a new director;
  The Company's Current Report on Form 8-K filed August 5, 2003 with respect to a press release the Company issued on July 30, 2003 announcing its second quarter 2003 financial results;
  The Company's Current Report on Form 8-K filed August 27, 2003 with respect to a press release the Company issued on August 26, 2003 announcing a Special Meeting to authorize a reverse split of its common stock;
  The Company's Current Report on Form 8-K filed October 1, 2003 with respect to issuance of a $2,500,000 Convertible Note to an institutional investor; and
  All of the filings pursuant to the Securities Exchange Act of 1934 after the date of filing of the original registration statement and prior to the effectiveness of the registration statement.

     You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting StockerYale, Inc., 32 Hampshire Road, Salem, New Hampshire 03079, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (609) 870-8229 or via email at fpilon@stockeryale.com.

     To the extent that any statements contained in a document incorporated by reference are modified or superceded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superceded.

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supercedes such statement.

12 / STKR	2003 Form S-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

     The following table sets forth the Company's estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholder.

Item	Amount
SEC registration fee	$248
Legal fees and expenses	75,000
Accounting fees and expenses	10,000
Fees	138,500
Miscellaneous fees and expenses	25,000
Total	$248,748

Item 15.    Indemnification of Directors and Officers.

The Company is a Massachusetts corporation. Massachusetts General Laws Chapter 156B, Section 67 provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the corporation's articles of organization, a by-law adopted by the stockholders, or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

Section 67 also provides that a corporation may purchase and maintain insurance against liability incurred by an officer, director, employee or other agent of the corporation, or who serve at its request in any capacity with respect to any employee benefit plan, in his capacity as or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

The Company's By-laws provide that directors and officers of our company shall be indemnified by us against liabilities and expenses arising out of service as a director or officer of our Company. Our By-laws provide that such indemnification shall not be provided if (i) it is determined that the action giving rise to the liability was not taken in good faith and in the reasonable belief that the action was in the best interests of our Company or (ii) in a criminal matter, it is adjudicated or determined that the director or officer had reasonable cause to believe his conduct was unlawful. No indemnification shall be provided for any director or officer with respect to any proceeding by or in the right of our Company or alleging that a director or officer received an improper personal benefit if he is adjudged liable to us in such proceeding. The By-laws provide that the indemnification provision in the By-laws does not limit any other right to indemnification existing independently of the By-laws. The By-laws also provide that the right of directors and officers to indemnification is a contract right.

13 / STKR	2003 Form S-3

Under the Company's By-laws, indemnification shall include payment by us of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of any undertaking by the person indemnified to repay such payment if he shall be adjudicated or determined to be not entitled to such indemnification under the By-laws, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided even if the person to be indemnified is no longer an officer, director, or employee of our Company.

The By-laws provide that the Company is authorized to purchase and maintain liability insurance on behalf of any of its directors, officers, employees or agents, whether or not it would have power to indemnify him against such liability or cost.

LIMITATION OF LIABILITY

Massachusetts General Laws Chapter 156B, Section 13 enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of Chapter 156B (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company's Amended and Restated Articles of Organization provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duties. This limitation of liability does not limit any director's liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of Chapter 156B (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which the director derived an improper personal benefit.

The Company currently carries a directors' and officers' liability insurance policy covering its directors and officers.

14 / STKR	2003 Form S-3

Item 16.    Exhibits

(a)	Exhibits.

Exhibit
Number		Description of Document

4.2		Amended and Restated Articles of Organization of StockerYale, Inc., incorporated by reference to Exhibit 3.1 of StockerYale's Form 10-KSB for the year ended December 31, 2000.
4.3		Amendment to the Amended and Restated Articles of Organization of StockerYale, Inc., incorporated by reference to Exhibit 3.1 of StockerYale's Form 10-QSB for the quarter ended June 30, 2001.
4.4		Amended and Restated Bylaws of StockerYale, Inc., incorporated by reference to Exhibit 3.2 of StockerYale's Form 10-SB, as amended, filed on November 2, 1995.
*5.1		Opinion of Goodwin Procter LLP.
*23.1		Consent of Deloitte & Touche LLP.
*23.2		Notice regarding consent of Arthur Andersen LLP.
23.3		Consent of Goodwin Procter LLP (included in Exhibit 5.1).
*99.2		Form of Secured Convertible Note.
*99.3		Form of Registration Rights Agreement.
*99.4		Form of Security Purchase Agreement.
*99.5		Form of Common Stock Purchase Warrant.

* Included herewith

Item 17.    Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

15 / STKR	2003 Form S-3

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem and State of New Hampshire on the 17th day of October 2003.

StockerYale, Inc.

By:	/s/ Mark W. Blodgett

Mark W. Blodgett
Chairman and Chief Executive Officer

16 / STKR	2003 Form S-3

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned officers and directors of StockerYale, Inc. hereby severally constitutes each of Mark W. Blodgett and Francis J. O'Brien, with full power of substitution, his or her true and lawful attorney with full power to him, to sign for the undersigned and in his or her name in the capacity indicated below, the registration statement filed herewith and any and all amendments to said registration statement (including amendments pursuant to Rule 462), and generally to do all such things in his or her name and in his or her capacity as an officer or director to enable StockerYale, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his or her signature as it may be signed by his or her said attorney, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
	Director and Chairman of the Board	October 17, 2003
/s/ Mark W. Blodgett Mark W. Blodgett	(Principal Executive Officer)

	Sr. Vice President and Chief Financial Officer	October 17, 2003
/s/ Francis J. O'Brien Francis J. O'Brien	(Principal Financial and Accounting Officer)

/s/ Lawrence W. Blodgett Lawrence W. Blodgett.	Director	October 17, 2003

/s/ Clifford L. Abbey Clifford L. Abbey	Director	October 17, 2003

/s/ Steven E. Karol Steven E. Karol	Director	October 17, 2003

/s/ Raymond J. Oglethorpe Raymond J. Oglethorpe	Director	October 17, 2003

/s/ Dietmar Klenner Dietmar Klenner	Director	October 17, 2003

17 / STKR	2003 Form S-3

EXHIBIT 5.1
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881

October 17, 2003

StockerYale, Inc.
32 Hampshire Road
Salem, New Hampshire 03079

Ladies and Gentlemen:

We have acted as counsel to StockerYale, Inc., a Massachusetts corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 3,000,000 shares (the "Shares") of its common stock, $0.001 par value per share (the "Common Stock"), which may be sold by the selling stockholder named in the prospectus included in the Registration Statement (the "Selling Stockholder").

In connection with this opinion, we have examined the Company's Restated Certificate of Incorporation, as amended, and the Company's Second Amended and Restated By-Laws, such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that, when sold by the Selling Stockholder pursuant to the Registration Statement (including any Prospectus Supplement relating thereto), and provided no stop order shall have been issued by the Commission relating thereto, the Shares will be validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the Commonwealth of Massachusetts (including the applicable provisions of the Massachusetts Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the Commonwealth of Massachusetts.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm’s name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP

18 / STKR	2003 Form S-3

EXHIBIT 23. 1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
StockerYale, Inc. :

We consent to the incorporation by reference in this Registration Statement of StockerYale, Inc. on Form S-3 of our report dated March 7, 2003 (April 14, 2003 as to Notes 2, 13 and 22), relating to the consolidated financial statements and supplemental schedule listed in Item 15 a(2), of StockerYale, Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the substantial doubt about the Company's ability to continue as a going concern, and (2) the change in 2002 in the method of accounting for goodwill and intangible assets and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in the Annual Report on Form 10-K of StockerYale, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
October 17, 2003

19 / STKR	2003 Form S-3

EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

StockerYale, Inc. (the "Company") dismissed Arthur Andersen LLP ("Andersen") as its independent auditors, effective July 25, 2002. After reasonable efforts, the Company has been unable to obtain Andersen's written consent to the incorporation by reference into this registration statement (Form S-3) and related prospectus of Andersen's audit reports with respect to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this registration statement and related prospectus without a written a consent from Andersen. As a result, with respect to transactions in the Company's securities pursuant to the registration statement that occur subsequent to the date this registration statement is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.

20 / STKR	2003 Form S-3

EXHIBIT 99. 2

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO STOCKERYALE, INC., THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED CONVERTIBLE NOTE

FOR VALUE RECEIVED, STOCKERYALE, INC., a Massachusetts corporation (hereinafter called the " Borrower "), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o Ironshore Corporate Services Ltd., P. O. Box 1234 G. T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the " Holder ") or its registered assigns, on order, without demand, the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the " Principal Amount "), together with any accrued and unpaid interest, on September 24, 2006 (the " Maturity Date ").

The following terms shall apply to this Note:

ARTICLE I

INTEREST

1.1  Interest Rate. Interest payable on this Note shall accrue at the annual rate of Prime Rate plus 3.50% (but in no event less than 7.5% per annum) (subject to adjustment as hereafter provided based upon fluctuation in the volume weighted average price of Borrower's common stock currently constituted (the " Common Stock ") and be payable in arrears commencing one month from the date hereof and on the first business day of each consecutive calendar month thereafter, and on the Maturity Date, accelerated or otherwise, due and payable as described below (the " Interest Rate "). Interest shall be computed on the basis of actual days elapsed in a year of 360 days. " Prime Rate " means the "base rate" or "prime rate" published in the Wall Street Journal from time to time. The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in such rate. If a registration statement covering the resale of the Common Stock underlying this Note and the Warrant issued pursuant to the Securities Purchase Agreement (as hereafter defined) becomes effective and remains effective, and the volume weighted average price of the Common Stock for 10 consecutive trading days during any calendar month (the " Volume Weighted Average Price ") is greater than the Fixed Conversion Price, then the applicable annual interest rate for such month shall be decreased by twenty five (25) basis points for each 25% increment by which the Volume Weighted Average Price is greater than the Fixed Conversion Price.

ARTICLE II

PAYMENTS OF PRINCIPAL AND INTEREST

2.1  Monthly Payments. Subject to the terms of this Article II, the Borrower shall repay one thirty-second (1/32 nd ) of the Principal Amount (to the extent such amount has not been converted pursuant to Article III below) (the " Monthly Principal Amount "), together with interest accrued to date on such portion of the Principal Amount plus any and all other amounts owing under this Note but not previously paid (the " Monthly Interest Amount and, together with the Monthly Principal Amount and all other amounts owing under this Note, collectively, the " Monthly Amount "), in accordance with Section 2.2 below, on the first business day of each consecutive calendar month (each, a " Repayment Date "), beginning on the first such day which occurs one-hundred and twenty days following the date hereof.

2.2  Cash or Common Stock. Subject to the terms of this Article II, the Borrower has the sole option to determine whether to satisfy payment of the Monthly Amount in full on each Repayment Date either in cash or in shares of the Borrower's Common Stock, or a combination of both. The Borrower shall deliver to the Holder a written irrevocable notice in the form of Exhibit B attached hereto electing to pay such Monthly Amount in full on such Repayment Date in either cash or Common Stock, or a combination of both (" Repayment Election Notice "). Such Repayment Election Notice shall be delivered at least ten (10) days prior to the applicable Repayment Date (the date of such notice being hereinafter referred to as the " Notice Date "). The Holder shall have the right to defer for any period of time the payment of the Monthly Amount in shares of Common Stock in its sole discretion. If such Repayment Election Notice is not delivered within the prescribed period set forth in the preceding sentence, then the repayment shall be made in either cash or shares of Common Stock on the same terms hereunder at the Holder's sole option. If the Borrower elects or is required to repay all or a portion of the Monthly Amount in cash on a Repayment Date, then on such Repayment Date the Borrower shall pay to the Holder 103% of the Monthly Principal Amount and 100% of the Monthly Interest Amount in satisfaction of such obligation. If the Borrower elects or is required to repay any portion of the Monthly Amount in shares of Common Stock, the number of such shares to be issued for such Repayment Date shall be the number determined by dividing (x) the portion of the Monthly Amount to be paid in shares of Common Stock, by (y) the applicable Conversion Price as of such Repayment Date. Any shares of Common Stock comprising the Monthly Amount are referred to herein as " Repayment Shares . "

2.3  No Effective Registration. Notwithstanding anything to the contrary herein, the Borrower shall be prohibited from exercising its right to repay the Monthly Amount in Repayment Shares (and must deliver cash in respect thereof) and, if applicable, the Holder shall be prohibited from exercising its right to require repayment of the Monthly Amount in Repayment Shares if at any time from the Notice Date until the day on which the Holder receive such Repayment Shares (i) there fails to exist an effective registration statement covering the resale of such Repayment Shares or (ii) an Event of Default (as defined in Article V) exists or occurs which is not waived in writing by the Holder in whole or in part at the Holder's option.

2.4  Share Price/Issuance Limitations. Notwithstanding anything to the contrary herein (a) the Borrower shall have no right to satisfy payment of the Monthly Amount by delivery of Repayment Shares unless the closing price of the Common Stock as reported by Bloomberg, L. P. on the Principal Market for any of the eleven (11) trading days preceding a Repayment Date is greater than 110% of the Fixed Conversion Price (as defined in Section 3.1 below) and (b) the Borrower shall not be entitled to issue any Repayment Shares if such issuance would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder or issuable upon exercise of warrants held by such Holder and 4.99% of the outstanding shares of Common Stock of the Borrower. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The Holder may void the Repayment Share limitation described in this Section 2.4 upon 75 days prior notice to the Borrower or without any notice requirement upon an Event of Default.

2.5  Deemed Conversions. Any repayment of the Monthly Amount in Repayment Shares pursuant to the terms hereof shall constitute and be deemed a conversion of such portion of the applicable Principal Amount and accrued interest for all purposes under this Note (except as otherwise provided herein).

2.6  Optional Prepayments. In the event Borrower wishes to prepay all or a portion of the Principal Amount or any and all other amounts owing under this Note (collectively, the " Obligations "), Borrower shall deliver to the Holder written notice indicating the amount intended to be so prepaid (the " Prepayment Amount ") and the date on which such prepayment shall be made (the " Prepayment Date "). Such notice shall be delivered to the Holder at least five (5) Business Days' prior to the Prepayment Date. On the Prepayment Date, Borrower shall pay to the Holder the Applicable Percentage of the Prepayment Amount in satisfaction of the Prepayment Amount. All such prepayments shall be (a) applied to the Obligations in such order as the Holder shall elect and (b) credited (conditional upon final collection) to the Obligations three (3) Business Days after receipt of such amounts by Holder in good funds in dollars of the United States of America. Any amount received by Holder after 12:00 noon ( New York time) on any business day shall be deemed received on the next business day. For purposes of this Section 2.6, the term " Applicable Percentage " means (1) 120% for the period commencing on the date hereof (the " Closing Date ") and ending on the first anniversary of the Closing Date, (2) 115% for the period commencing on the first day following the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date and (3) 110% for the period commencing on the first day following the second anniversary of the Closing Date and ending on the day immediately preceding the Maturity Date.

ARTICLE III

CONVERSION RIGHTS

3.1  Optional Conversion. Subject to the terms of this Article III, the Holder shall have the right, but not the obligation, at any time until the Maturity Date or thereafter during an Event of Default (as defined in Article V), to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of Common Stock at the conversion price set forth in Section 3.2 (the " Conversion Price "). The shares of Common Stock to be issued upon such conversion are herein referred to as the " Conversion Shares . "

3.2  Conversion Price. Subject to adjustment as provided in Section 3.7 hereof, the Conversion Price per share shall be $1.07 (the " Fixed Conversion Price "). If an Event of Default has occurred and shall be continuing hereunder, then the Conversion Price shall be equal to the lower of (i) the Fixed Conversion Price; or (ii) eighty percent (80%) of the average of the three lowest closing prices for the Common Stock on the principal trading exchange or market for the Common Stock, (the " Principal Market "), or on any securities exchange or other securities market on which the Common Stock is then being listed or traded, for the thirty (30) trading days prior to but not including the Conversion Date.

3.3  Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of Common Stock beneficially owned by such holder or issuable upon exercise of warrants held by such holder and 4.99% of the outstanding shares of Common Stock of the Borrower. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The Holder may void the Conversion Share limitation described in this Section 3.3 upon 75 days prior notice to the Borrower or without any notice requirement upon an Event of Default. Notwithstanding the foregoing, to the extent required by the Nasdaq Marketplace Rules, at no time may the Holder convert all or part of this Note or the interest payable thereon into a number of Conversion Shares that, together with any shares of Common Stock acquired upon exercise of warrants held by the Holder, would in the aggregate exceed 19.99% of the outstanding shares of the Company's Common Stock, determined as of the date hereof, without first obtaining stockholder approval of such issuance of Common Stock (the "Conversion Limitations"). In obtaining stockholder approval, stockholders shall not be entitled to vote any shares of Common Stock acquired upon conversion of this Note and/or exercise of any warrant held by the Holder on such matter. In the event such approval is so required, then the Company shall (i) within fifteen (15) days following notice by the Holder to convert an amount in excess of the Conversion Limitations file proxy materials relating to such stockholder approval with the Securities and Exchange Commission and (ii) use its best efforts to obtain as promptly as possible such stockholder approval.

3.4  Mechanics of Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (" Notice of Conversion ") to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the amount of Principal Amount, accrued interest and fees that are being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the " Conversion Date "). A form of Notice of Conversion that may be employed by the Holder is annexed hereto as Exhibit A. The Borrower will use commercially reasonable efforts to cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder as promptly as practicable, but in any event within three (3) business days. The Company shall use commercially reasonable efforts, subject to the receipt of reasonably satisfactory customary supporting documentation, in the context of an exercise of a convertible note in conjunction with an immediate resale of the underlying shares, to issue such shares by crediting the account of the Holder's designated broker with the Depository Trust Corporation (" DTC ") through its Deposit Withdrawal Agent Commission ("DWAC") system after receipt by the Borrower of the Notice of Conversion (the " Delivery Date "), if so requested by the Holder. In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

3.5  Partial Conversions. In the event of any partial conversions of outstanding Principal Amount pursuant to this Article III, such conversions shall be deemed to constitute conversions of outstanding Principal Amount applying to Monthly Amounts for the Repayment Dates in chronological order. For example, if the Holder elects to convert $200,000 of the Principal Amount prior to the first Repayment Date, then (i) the Principal Amount of the Monthly Amount due on each of the first and second Repayment Dates would equal $0, (ii) the Principal Amount of the Monthly Amount due on the third Repayment Date would equal $43,750.

3.6  Late Payments. The Borrower understands that a delay in the delivery of the shares of Common Stock required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to pay late payments to the Holder for late issuance of the such shares required pursuant to this Article III upon conversion of the Note, in the amount equal to the greater of (i) $250 per business day after the Delivery Date and (ii) the Borrower's actual damages from such delayed delivery. The Borrower shall pay any payments incurred under this Section in immediately available funds upon demand and, in the case of actual damages, accompanied by reasonable documentation of the amount of such damages.

3.7  Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Sections 3.1 and 3.2, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

Share Issuances. Subject to the provisions of this Section 3.7, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock to a person other than the Holder (otherwise than (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as set forth in the Schedules to the Purchase Agreement dated as of the date hereof between the Borrower and the Holder, which agreement is incorporated herein by this reference (the " Purchase Agreement "); or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower) for a consideration per share (the " Offer Price ") less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset to such lower Offer Price. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Conversion Price only upon the conversion, exercise or exchange of such securities.

Computation of Consideration. For purposes of any computation respecting consideration received pursuant to Subsection C above, the following shall apply:

in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof); and

in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (a) and (b) of this Subsection (D)).

3.8  Reservation of Shares. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note. Registration Rights. The Holder has been granted registration rights with respect to the shares of Common Stock issuable upon conversion of this Note as more fully set forth in a Registration Rights Agreement dated the date hereof.

ARTICLE IV

EVENT OF DEFAULT

The occurrence of any of the following events is an Event of Default (" Event of Default "):

4.1  Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay any installment of principal, interest or other fees hereon or in respect of any other promissory note issued pursuant to the Purchase Agreement when due.

4.2  Breach of Covenant. The Borrower breaches any covenant or other term or condition of this Note or the Purchase Agreement (as hereafter defined) in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after the occurrence thereof.

4.3  Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Purchase Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading.

4.4  Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.5  Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

4.6  Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

4.7  Stop Trade; Delisting. (a) An SEC stop trade order or Principal Market trading suspension of the Common Stock for 5 consecutive days or 5 days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a Principal Market or (b) Borrower's Common Stock shall fail to be listed on a Principal Market or any securities exchange or other securities market (including the Nasdaq OTC Bulletin Board, but excluding the pink and yellow sheets).

4.8  Guaranty. (a) Any guarantor of all or any part of the obligations owing under this Note (each, a "Guarantor") attempts to terminate, challenges the validity of, or its liability under any guaranty agreement made in favor of the Holder (each, a "Guaranty"), (b) any Guarantor shall default under any Guaranty or any guaranty security agreement made in favor of the Holder (each a "Guaranty Security Agreement"), which such default is not cured within any applicable cure or grace period or (c) any Guaranty or Guaranty Security Agreement shall cease to be valid, binding and enforceable in accordance with its terms.

4.9  Further Encumbrance. The Borrower shall not encumber, mortgage, pledge, assign or grant any lien or security interest in any or all of its assets to any person or entity other than those liens and security interests set forth on Schedule 4.9 hereof.

ARTICLE V

DEFAULT PAYMENT

5.1  Default Rate. Upon the occurrence and during the continuance of an Event of Default, a default interest rate of 5% per annum above the Interest Rate shall apply to the amounts owed hereunder.

5.2  Cumulative Remedies. The remedies under this Note shall be cumulative.

ARTICLE VI

MISCELLANEOUS

6.1  Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2  Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address as set forth on the signature page to the Purchase Agreement executed in connection herewith and to the Holder at the address set forth on the signature page to the Purchase Agreement for such Holder, with a copy to Scott J. Giordano, Esq., Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, facsimile number (212) 407-4990, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

6.3  Amendment Provision. The term " Note " and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4  Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

6.5  Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

6.6  Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

6.7  Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.8  Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

6.9  Management Fee. Simultaneously with the execution of this Note, the Borrower shall pay to Laurus Capital Management, LLC a management fee in an amount equal to four percent (4%) of the Principal Amount, which such amount at the Holder's option may be deducted from funds made available by the Holder to the Borrower hereunder.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name effective as of this 24th day of September, 2003.

STOCKERYALE, INC.

By: ________________________________

WITNESS: _________________________________

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by STOCKERYALE, INC. (the " Company ") on September ___, 2003 into Shares of Common Stock of the Company according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:
Conversion Price:
Shares To Be Delivered:
Signature:
Print Name:
Address:

EXHIBIT B

FORM OF REPAYMENT ELECTION NOTICE

To: [HOLDER AT HOLDER'S ADDRESS]

Pursuant to Section 2.2 the Note of StockerYale, Inc. (the " Company ") issued on September __, 2003 we hereby notify you that we are irrevocably electing to repay the outstanding Monthly Amount (as defined in the Note) due on the Repayment Date (as defined in the Note) which occurs on ______, 20__ (CHECK ONE):

_____ In full in cash on such Repayment Date.

_____ In full in shares of the Company's Common Stock within three (3) trading days following such Repayment Date.

StockerYale, Inc.

By:
Name:
Title:

Schedule 4.9

Liens in favor of Merrill Lynch Business Financial Services, Inc. securing a maximum indebtedness (inclusive of principal, interest, fees, costs and expenses) not to exceed $6,600,000 in the aggregate, as the same may be renewed, extended, replaced or refinanced from time to time.

Mortgage in favor of TJJ Corporation securing a maximum indebtedness (inclusive of principal, interest, fees, costs and expenses) not to exceed $5,500,000 in the aggregate, as the same may be renewed, extended, replaced or refinanced from time to time.

Leases and purchase money security interests in specific items of equipment and the proceeds thereof.

21 / STKR	2003 Form S-3

EXHIBIT 99.3

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this "Agreement") is made and entered into as of September 24, 2003, by and between StockerYale, Inc., a Massachusetts corporation (the "Company"), and Laurus Master Fund, Ltd., a Cayman Islands company (the "Purchaser").

This Agreement is being entered into in connection with a Securities Purchase Agreement dated as of the date hereof between the Purchase and the Company (the "Purchase Agreement") and pursuant to the Note and Warrant.

The Company and the Purchaser hereby agree as follows:

1.   Definitions.

Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

" Effectiveness Date " means the 120th day following the Closing Date.

" Effectiveness Period " shall have the meaning set forth in Section 2(a).

" Filing Date " means, with respect to the Registration Statement required to be filed hereunder, the 30th day following the Closing Date.

" Holder " or " Holders " means the Purchaser or any of its affiliates or transferees to the extent any of them hold Registrable Securities.

" Indemnified Party " shall have the meaning set forth in Section 5(c).

" Indemnifying Party " shall have the meaning set forth in Section 5(c).

" Losses " shall have the meaning set forth in Section 5(a).

" Note " means the convertible promissory note issued on the date hereof.

" Proceeding " means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

" Prospectus " means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

" Registrable Securities " means the shares of Common Stock issued upon the conversion of the Note and issuable upon exercise of the Warrant.

" Registration Statement " means the registration statement required to be filed hereunder, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

" Rule 144 " means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

" Rule 415 " means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

" Rule 424 " means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

" Warrant " means the Common Stock purchase warrant issued pursuant to the Purchase Agreement.

2.   Registration.

  On or prior to the Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of the Registrable Securities in an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith). The Company shall use its reasonable commercial efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the Effectiveness Date, and shall use its reasonable commercial efforts to keep the Registration Statement continuously effective under the Securities Act until the date which is the earliest date of when (i) all Registrable Securities have been sold, (ii) all Registrable Securities may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k), as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company's transfer agent and the affected Holders, (iii) four years after the Closing Date; or (iv) six months after the latest exercise period of the Warrant (the "Effectiveness Period").
  If: (i) any Registration Statement is not filed on or prior to the Filing Date; (ii) a Registration Statement filed hereunder is not declared effective by the Commission by the Effectiveness Date; (iii) after a Registration Statement is filed with and declared effective by the Commission, such Registration Statement ceases to be effective (by suspension or otherwise) as to all Registrable Securities to which it is required to relate at any time prior to the expiration of the Effectiveness Period (without being succeeded as promptly as practicable by an additional registration statement filed and declared effective), for a period of time which shall exceed 60 days in the aggregate per year or more than 30 consecutive calendar days (defined as a period of 365 days commencing on the date the Registration Statement is declared effective); or (iv) the Common Stock is not listed or quoted, or is suspended from trading on any Trading Market for a period of three (3) consecutive Trading Days (provided the Company shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on any of the NASD OTC Bulletin Board, BBX Exchange, NASDAQ SmallCap Market, the Nasdaq National Market, American Stock Exchange or New York Stock Exchange (the "Trading Market"))(any such failure or breach being referred to as an "Event," and for purposes of clause (i) or (ii) the date on which such Event occurs, or for purposes of clause (iii) the date which such 60 day or 30 consecutive day period (as the case may be) is exceeded, or for purposes of clause (iv) the date on which such three (3) Trading Day period is exceeded, being referred to as "Event Date"), then until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as liquidated damages and not as a penalty, equal to 1.0% for each thirty (30) day period (prorated on a daily basis for partial periods) of the original principal amount of the Note. Such liquidation damages shall be paid not less than each thirty (30) days during an Event and within three (3) business days following the date on which such Event has been cured by the Company.

3  Registration Procedures.

If and whenever the Company is required by the provisions hereof to effect the registration of the Registrable Securities under the Act, the Company will, as expeditiously as possible:

  prepare and file with the SEC a registration statement with respect to such securities, promptly as possible respond to any comments received from the SEC and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein provided), and promptly provide to the Purchaser copies of all filings and SEC letters of comment;
  prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the registration statement and to keep such registration statement effective until the expiration of the Effectiveness Period;
  furnish to the Purchaser such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as the Purchaser reasonably may request to facilitate the public sale or disposition of the securities covered by such registration statement;
  use its commercially reasonable efforts to register or qualify the Purchaser's Registrable Securities covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the Purchaser, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;
  list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;
  immediately notify the Purchaser at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and
  make available on reasonable notice for inspection during normal business hours by the Purchaser and any attorney, accountant or other agent retained by the Purchaser, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the attorney, accountant or agent of the Purchaser for the purpose of effecting the registration of the Registrable Securities pursuant to this Agreement.

4.   Registration Expenses.

All expenses relating to the Company's compliance with Sections 2 and 3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the NASD, transfer taxes, fees of transfer agents and registrars, reasonable fees of, and reasonable disbursements incurred by, one counsel for the Holders, and costs of insurance are called "Registration Expenses". All selling commissions applicable to the sale of Registrable Securities, including any fees and disbursements of any special counsel to the Holders beyond those included in Registration Expenses, are called "Selling Expenses" and are the responsibility of the Sellers The Company shall be responsible for all Registration Expenses.

5.   Indemnification.

  In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the Purchaser, and its officers, directors and each other person, if any, who controls the Purchaser within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Purchaser, or such persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Purchaser, and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability (i) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Purchaser or any such person in writing specifically for use in any such document, or (ii) contained in a Registration Statement or Prospectus if a corrected version of the Registration Statement or Prospectus was delivered to the Purchaser on a timely basis.
  In the event of a registration of the Registrable Securities under the Securities Act pursuant to this Agreement, the Purchaser will indemnify and hold harmless the Company, and its officers, directors and each other person, if any, who controls the Company within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact which was made in conformity with information furnished in writing by the Purchaser to the Company specifically for use in (and such information is contained in) the registration statement under which such Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding the provisions of this paragraph, the Purchaser shall not be required to indemnify any person or entity in excess of the amount of the aggregate proceeds received by the Purchaser of Registrable Securities in connection with any such registration under the Securities Act.
  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 5(c) and shall only relieve it from any liability which it may have to such indemnified party under this Section 5(c) if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 5(c) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof; if the indemnified party retains its own counsel, then the indemnified party shall pay all fees, costs and expenses of such counsel, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified parties shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.
  In order to provide for just and equitable contribution in the event of joint liability under the Securities Act in any case in which either (i) the Purchaser, or any controlling person of the Purchaser, makes a claim for indemnification pursuant to this Section 5(c) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 5(c) provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Purchaser or controlling person of the Purchaser in circumstances for which indemnification is provided under this Section 5(c); then, and in each such case, the Company and the Purchaser will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Purchaser is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, provided, however, that, in any such case, (A) the Purchaser will not be required to contribute any amount in excess of the public offering price of all such securities offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

6.   Intentionally Omitted.

7.   Miscellaneous.

  Remedies. In the event of a breach by the Company or by a Holder, of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement; provided, however, so long as the Holder shall have received liquidated damages in accordance with the terms of Section 2(b) hereof, then the Holder shall not be entitled to specific performance of its rights under Section 2(b) arising from the occurrence of an Event specifically relating to the payment of such liquidated damages.
  No Piggyback on Registrations. Except as and to the extent specified in Schedule 6(b) hereto, neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in the Registration Statement other than the Registrable Securities, and the Company shall not after the date hereof enter into any agreement providing any such right for inclusion of shares in the Registration Statement to any of its security holders. Except as and to the extent specified in Schedule 6(b) hereto, the Company has not previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that has not been fully satisfied.
  Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.
  Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of a Discontinuation Event, such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder's receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing (the "Advice") by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop-transfer orders to enforce the provisions of this paragraph. For purposes of this Section 7(d), a "Discontinuation Event" shall mean when the Commission notifies the Company whether there will be a "review" of such Registration Statement and whenever the Commission comments in writing on such Registration Statement (the Company shall provide true and complete copies thereof and all written responses thereto to each of the Holders); (iii) any request by the Commission or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or Prospectus or for additional information; (iv) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (v) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (vi) the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, Prospectus or other documents so that, in the case of the Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
  Piggy-Back Registrations. If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Holder written notice of such determination and, if within fifteen days after receipt of such notice, any such Holder shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such holder requests to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights and subject to the consent of any selling stockholder(s) under such registration statement.
  Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of the then outstanding Registrable Securities. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of certain Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of at least a majority of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.
  Notices. Any notice or request hereunder may be given to the Company or Purchaser at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section 7(g). Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail or telecopy (confirmed by mail). Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any officer of the party to whom it is addressed, in the case of those by mail or overnight mail, deemed to have been given when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed. The address for such notices and communications shall be as follows:

If to the Company: StockerYale, Inc.
32 Hampshire Road
Salem, NH 03079
Attention: Mark W. Blodgett
Facsimile: (603) 898-8851

With a copy to:
Goodwin Procter LLP

Stuart M. Cable, P. C.
53 State Street
Boston, MA 02109
Facsimile: (617) 523-1231

If to a Purchaser: To the address set forth under
such Purchaser name on the
signature pages hereto.

If to any other Person who is then the registered Holder:

To the address of such Holder as it
appears in the stock transfer books
of the Company

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign its rights or obligations hereunder without the prior written consent of each Holder. Each Holder may assign their respective rights hereunder in the manner and to the Persons as permitted under the Note.
  Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.
  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.
  Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
  Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

STOCKERYALE, INC.

By:

Name:

Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES OF PURCHASER TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

LAURUS MASTER FUND, LTD.

By:

Name:

Title:

Address for Notice:

c/o Laurus Capital Management, LLC
152 West 57th Street, 4th Floor
New York, New York 10019
Attention: David Grin

22 / STKR	2003 Form S-3

EXHIBIT 99.4

STOCKERYALE, INC.

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the " Agreement ") is made and entered into as of September 24, 2003, by and among StockerYale, Inc., a Massachusetts corporation (the " Company "), and Laurus Master Fund, Ltd. (the " Purchaser ").

RECITALS

Whereas, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (" Regulation D ") as promulgated by the United States Securities and Exchange Commission (the " SEC ") under the Securities Act of 1933, as amended (the " 1933 Act ");

Whereas, the Company desires to sell and the Purchaser desires to purchase, upon the terms and conditions stated in this Agreement, (i) a secured convertible note of the Company substantially in the form attached as Exhibit A in the principal amount of $2,500,000 (together with any secured convertible notes issued in exchange therefor or replacement thereof in accordance with the terms thereof, the " Note ") and (ii) a warrant substantially in the form attached as Exhibit B (the " Warrant ") to acquire 475,000 shares of the Company's common stock (the " Warrant Shares ");

Whereas, the Note shall be convertible into shares of the Company's common stock (the " Conversion Shares "), in accordance with the terms of the Note (the Note, the Warrant, the Conversion Shares and the Warrant Shares are referred to herein collectively as the " Securities "); and

Whereas, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached as Exhibit C (the " Registration Rights Agreement ") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF NOTE AND WARRANT.

1.1  Purchase of Note and Warrant.   Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, the Company shall issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company the Note and the Warrant.   The purchase price (the " Purchase Price ") of the Note and the Warrant at the closing (the " Closing ") shall be equal to $1.00 for each $1.00 of principal amount of the Note purchased (representing an aggregate Purchase Price of $2,500,000).

1.2  The Closing Date.   The date and time of the Closing (the " Closing Date ") shall be at such time and place as is mutually agreed to by the Company and the Purchaser, subject to the satisfaction (or waiver) of all of the conditions to the Closing set forth in Sections 5 and 6.

1.3 Form of Payment. Pursuant to a Funds Escrow Agreement (the " Funds Escrow Agreement "), on the Closing Date, (i) the Purchaser shall pay the Purchase Price to the Company for the Note and the Warrant by wire transfer of immediately available funds in accordance with the Company's written wire instructions, less any amount withheld for expenses and other payments pursuant to Section 4.16, and (ii) the Company shall deliver to the Purchaser, the Note representing the principal amount of the Note that the Purchaser is then purchasing hereunder along with the Warrant, duly executed on behalf of the Company and registered in the name of the Purchaser or its designee.

2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Purchaser as of the date of this Agreement as set forth below except as disclosed in the Company's filings under the Securities Exchange Act of 1934 (collectively, the " Exchange Act Filings "), or the Schedules hereto.

2.1  Organization, Good Standing and Qualification.   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business and in good standing in each other jurisdiction in which the ownership or leasing of its properties or the nature of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.   As used in this Agreement, " Material Adverse Effect " means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Company, or on the transactions contemplated hereby, or by the other Offering Documents or the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Offering Documents.

2.2  Subsidiaries.   Schedule 2.2 hereto sets forth each subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person's ownership of the outstanding stock or other interests of such subsidiary.   For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries.   All of the outstanding shares of capital stock of each subsidiary (that is a corporation) have been duly authorized and validly issued, and are fully paid and nonassessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any subsidiary for the purchase or acquisition of any shares of capital stock of any subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock.   Neither the Company nor any subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence.   Neither the Company nor any subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any subsidiary.

2.3  Capitalization; Voting Rights.

  The authorized capital stock of the Company, as of September 24, 2003, consists of (i) no shares of preferred stock, and (ii) 100,000,000 shares of common stock, par value $.01 per share (the " Common Stock "), 14,314,658.8 shares of which are issued and outstanding.
  Except as disclosed on Schedule 2.3, other than (i) the shares reserved for issuance under the Company's stock option plans; and (ii) shares which may be granted pursuant to this Agreement and the Transaction Documents, there are no outstanding options, warrants, rights (including preemptive rights and rights of first refusal) to subscribe to, call or commitment of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company (such Schedule 2.3 shall provide the exercise or conversion term, exercise or conversion price, vesting period, holders of such options, warrants or convertible securities and the amount granted or issued to each holder).   There exists no proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Company of any of its securities.   Neither the offer, issuance or sale of any of the Note or Warrant, or the issuance of any of the Conversion Shares or Warrant Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of the Company outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.
  All issued and outstanding shares of the Company's Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) together with the offer and sale of all convertible securities, rights, warrants, or options of the Company were issued in compliance with all applicable state and federal laws concerning the issuance of securities, and no stockholder has a right of rescission or damages against the Company with respect thereto.
  The rights, preferences, privileges and restrictions of the shares of the Common Stock are as stated in the Articles of Organization, as amended to date (the " Charter ").   The Conversion Shares and Warrant Shares have been duly and validly reserved for issuance.   When issued in compliance with the provisions of this Agreement and the Company's Charter, the Securities will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed, except to the extent that such restrictions shall be eliminated by virtue of the Registration Rights Agreement.
  No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities of the Company or rights to purchase equity securities of the Company provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company, including the transactions contemplated hereunder.

2.4  Authorization; Binding Obligations.   All corporate action on the part of the Company necessary for the authorization of this Agreement, the Note, the Warrant, the Registration Rights Agreement, the Funds Escrow Agreement and the Security Agreement (collectively, the " Transaction Documents "), the performance of all obligations of the Company hereunder at the applicable Closing and, the authorization, sale, issuance and delivery of the Note and Warrant has been taken or will be taken prior to the Closing and no further consent or authorization of the Company, its board of directors or stockholders is required.   This Agreement and the other Transaction Documents, when executed and delivered and to the extent that the Company is a party thereto, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) general principles of equity that restrict the availability of equitable or legal remedies.   The sale of the Note and the subsequent conversion of the Note into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The issuance of the Warrant and the subsequent exercise of the Warrant for Warrant Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.   The Note and the Warrant, when executed and delivered in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their respective terms.

2.5  Liabilities.   The Company has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities, except current liabilities incurred in the ordinary course of business (whether or not arising before or after the date of the Company's most recent Exchange Act Filing) and liabilities disclosed in the Company's most recent Exchange Act Filing.

2.6  Agreements; Action.   Except as set forth on Schedule 2.6:

  There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) provisions restricting the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights.
  The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $250,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $150,000 in the aggregate, (iii) made any loans or advances to any person or entity in excess, individually or in the aggregate, of $100,000, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.   Neither the Company nor any subsidiary is in default with respect to any indebtedness.
  For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

2.7  Obligations to Related Parties.   There are no obligations of the Company to officers, directors, stockholders or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company) and (d) obligations listed in the Company's financial statements or disclosed in any of its Exchange Act Filings.   Except as described above or set forth on Schedule 2.7, none of the officers, directors or, to the best of the Company's knowledge, key employees or stockholders of the Company or any members of their immediate families, are indebted to the Company, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company.   Except as described above, no officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company and no agreements, understandings or proposed transactions are contemplated between the Company and any such person.   Except as set forth on Schedule 2.7, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.8  Changes.   Since June 30, 2003, except as disclosed in any Schedule to this Agreement or to any of the other Transaction Documents, there has not been:

  Any change in the assets, liabilities, financial condition, or operations of the Company, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Company;
  Any resignation or termination of any officer, key employee or group of employees of the Company;
  Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;
  Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or financial condition of the Company;
  Any waiver by the Company of a valuable right or of a material debt owed to it;
  Any direct or indirect material loans made by the Company to any stockholder, employee, officer or director of the Company, other than advances made in the ordinary course of business;
  Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
  Any declaration or payment of any dividend or other distribution of the assets of the Company;
  Any labor organization activity related to the Company;
  Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;
  Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;
  Any change in any material agreement to which the Company is a party or by which it is bound which may materially and adversely affect the business, assets, liabilities, financial condition or operations of the Company;
  Any other event or condition of the character that, either individually or cumulatively, has or could reasonably be expected to materially and adversely affect the business, assets, liabilities, financial condition or operations of the Company; or
  Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (m) above.

2.9  Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, (c) those that have otherwise arisen in the ordinary course of business and (d) those set forth on Schedule 2.9.   All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.   The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

2.10  Intellectual Property.

  The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and to the Company's knowledge as presently proposed to be conducted (the " Intellectual Property "), without any known infringement of the rights of others.   There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products.
  Except as set forth on Schedule 2.10(b), the Company has not received any communications alleging that the Company has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis therefor.
  The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been rightfully assigned to the Company.

2.11  Compliance with Other Instruments.   The Company is not in violation or default of any term of its Charter or its bylaws as currently in effect (the " Bylaws "), or of any material provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ.   The execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents to which it is a party, and the issuance and sale of the Note and Warrant by the Company and the other Securities by the Company each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

2.12  Litigation.   There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company or any subsidiary that prevents the Company to enter into this Agreement or the other Transaction Documents, or to consummate the transactions contemplated hereby or thereby.   Except as set forth on Schedule 2.12 hereto, there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary of the Company or any of their respective properties or assets which individually or in the aggregate would have a Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.   There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

2.13  Tax Returns and Payments.   The Company has timely filed all tax returns (federal, state and local) required to be filed by it of which the failure to file would have a material adverse effect.   All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge all other taxes due and payable by the Company on or before the Closing, have been paid or will be paid prior to the time they become delinquent.   The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes.   The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

2.14  Employees.   The Company has no collective bargaining agreements with any of its employees.   There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company.   The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement.   To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company's knowledge the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation.   The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company.   The Company has not received any notice alleging that any such violation has occurred.   Except for employees who have a current effective employment agreement with the Company, no employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company.   The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees.

2.15  Registration Rights and Voting Rights.   Except as listed on Schedule 2.15, the Company is presently not under any obligation, and has not granted any rights, or a party to any agreement, to register any of the Company's presently outstanding securities or any of its securities that may hereafter be issued.   To the Company's knowledge, no stockholder of the Company has entered into any agreement with respect to the voting or transfer of any equity securities of the Company.

2.16  Compliance with Laws; Permits.   To its knowledge, the Company is not in violation in any material respect of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition or operations of the Company.   No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of any of the Securities, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner.   The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would materially and adversely affect the business, properties or financial condition of the Company.

2.17  Environmental and Safety Laws.   Except as described on Schedule 2.17, (a) The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation and (b) no Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company's knowledge, by any other person or entity on any property owned, leased or used by the Company.   For the purposes of the preceding sentence, " Hazardous Materials " shall mean (a) materials which are listed or otherwise defined as " hazardous " or " toxic " under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

2.18  Valid Offering.   Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the 1933 Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.   Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

2.19  Full Disclosure.   The Company has provided the Purchaser with all information requested by the Purchaser in connection with its decision to purchase the Note and Warrant.   Neither this Agreement, the exhibits and schedules hereto, the other Transaction Documents nor any other document delivered by the Company to Purchaser or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.   Any financial projections and other estimates provided to the Purchaser by the Company were based on the Company's experience in the industry and on assumptions of fact and opinion as to future events which the Company, at the date of the issuance of such projections or estimates, believed to be reasonable.   As of the date hereof no facts have come to the attention of the Company that would, in its opinion, require the Company to revise or amplify in any material respect the assumptions underlying such projections and other estimates or the conclusions derived therefrom.

2.20 Insurance.   The Company has general commercial, product liability, fire and casualty insurance policies with coverage customary for companies similarly situated to the Company in the same or similar business.

2.21  SEC Reports.   The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the " Exchange Act ") and the Company has timely filed all proxy statements, reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act.   The Company has furnished the Purchaser with copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, (ii) its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 and (iii) its Proxy Statement filed with the SEC on April 16, 2003 (collectively, the " SEC Reports ").   The Company is eligible to file a registration statement on Form S-3 with the SEC for the purpose of registering the resale of its securities.   Each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.   The financial statements of the Company included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto.   Such financial statements have been prepared in accordance with generally accepted accounting principles (" GAAP ") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

2.22  No Market Manipulation.   The Company has not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock of the Company to facilitate the sale or resale of any of the Securities being offered hereby or affect the price at which any of the Securities being offered hereby may be issued.

2.23  Listing.   The Company's Common Stock is listed for trading on the Nasdaq National Market and satisfies all requirements for the continuation of such listing.   The Company has not received any written notice that its Common Stock will be delisted from the Nasdaq National Market or that the Common Stock and the Company do not meet all requirements for the continuation of such listing.

2.24  No Integrated Offering.   Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act which would prevent the Company from selling the Securities pursuant to Rule 506 under the 1933 Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

2.25  Stop Transfer.   The Securities are restricted securities as of the date of this Agreement.   The Company will agree to promptly cause to be removed any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are resold if such securities are registered for public sale, whether as a result of the Registration Rights Agreement or otherwise, or an exemption from registration is available and the conditions for use thereof are satisfied, except as required by federal securities laws.

2.26  Dilution.   The Company understands the nature of the Securities being sold hereby and recognizes that they may have a potential dilutive effect.   The Company specifically acknowledges that its obligation to issue the shares of Common Stock upon conversion of the Note and exercise of the Warrant is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

2.27  Material Agreements.   There is no agreement that has not been filed with the SEC as an exhibit to a registration statement or other applicable form the breach of which could reasonably be expected to have a material adverse effect as to the Company and its subsidiaries, or would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect.

2.28  ERISA.   Based upon the Employee Retirement Income Security Act of 1974 (" ERISA "), and the regulations and published interpretations thereunder: (i) the Company has not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, as amended; (ii) the Company has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans; (iii) the Company does not have any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) the Company does not have any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than Companies' employees; and (v) the Company has not withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

2.29  Solvency.   The Company is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which such Company is about to engage and the fair saleable value of its assets (calculated on a going concern basis) is in excess of the amount of its liabilities.

3.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser hereby represents and warrants to the Company as follows:

3.1  Requisite Power and Authority.   The Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Transaction Documents and to carry out their provisions.   All corporate action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Transaction Documents have been or will be effectively taken prior to the Closing.   Upon their execution and delivery, this Agreement and the other Transaction Documents will be valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) as limited by general principles of equity that restrict the availability of equitable and legal remedies.

3.2  Investment Representations. The Purchaser understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the 1933 Act based in part upon the Purchaser's representations contained in this Agreement, including, without limitation, that the Purchaser is an "accredited investor" within the meaning of Regulation D. The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the Company's business, management and financial affairs and the terms and conditions of the offering and the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Purchaser or to which the Purchaser had access.

3.3  Purchaser Bears Economic Risk.    The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.   The Purchaser must bear the economic risk of this investment until the Securities are sold pursuant to (i) an effective registration statement under the 1933 Act, or (ii) an exemption from registration is available.

3.4  Acquisition for Own Account.   The Purchaser is acquiring the Note and the Warrant its own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

3.5  Purchaser Can Protect Its Interest.    The Purchaser represents that by reason of its, or of its management's, business and financial experience, the Purchaser has the capacity to evaluate the merits and risks of its investment in the Securities and to protect its own interests in connection with the transactions contemplated in this Agreement, and the other Transaction Documents.   Further, the Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement or the other Transaction Documents.

3.6  Accredited Investor.   The Purchaser represents that it is an accredited investor within the meaning of Regulation D.

3.7  Legends.

  The Conversion Shares and the Warrant Shares, except as provided in Section 4.17, shall bear a legend which shall be in substantially the following form:
    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IF APPLICABLE, STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO STOCKERYALE, INC. THAT SUCH REGISTRATION IS NOT REQUIRED. "
  The Warrant shall bear substantially the following legend:
    "THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT OR THE UNDERLYING SHARES OF COMMON STOCK UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO STOCKERYALE, INC. THAT SUCH REGISTRATION IS NOT REQUIRED. "

3.8  Market Manipulation. The Purchaser has not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock of the Company to facilitate the sale or resale of any of the Securities being offered hereby or affect the price at which any of the Securities being offered hereby may be issued.  Notwithstanding the foregoing, nothing contained herein shall limit or be deemed in any manner whatsoever to limit any Purchaser hedging transactions following payment in full of the Note.

4.   COVENANTS OF THE COMPANY.

The Company covenants and agrees with the Purchaser as follows:

4.1  Stop-Orders. The Company will advise the Purchaser, promptly after it receives notice of issuance by the SEC, any state securities commission or any other regulatory authority of any stop order or of any order preventing or suspending any offering of any securities of the Company, or of the suspension of the qualification of the Common Stock of the Company for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose.

4.2  Listing. The Company will use commercially reasonable efforts to maintain the listing of its Common Stock on the Nasdaq Stock Market (including the Nasdaq SmallCap Market and the Nasdaq OTC Bulletin Board, but excluding the pink and yellow sheets), American Stock Exchange or New York Stock Exchange (a " Principal Market "), and will comply in all material respects with the Company's reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers (" NASD ") and such exchanges, as applicable. The Company will provide the Purchaser copies of all notices it receives notifying the Company of the threatened and actual delisting of the Common Stock from any Principal Market.

4.3  Market Regulations. The Company shall notify the SEC, NASD and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Purchaser and promptly provide copies thereof to the Purchaser.

4.4  Reporting Requirements. The Company will timely file with the SEC all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination. Within fifteen (15) days after the end of each month, the Company will deliver to the Purchaser unaudited trial balances as at the end of such month.

4.5  Use of Funds. The Company agrees that it will use the proceeds of the sale of the Note and Warrant for general corporate purposes and will not use any of such proceeds to repay any indebtedness of the Company (other than trade payables in the ordinary course) to any current executive officers, directors or principal stockholders of the Company.

4.6  Access to Facilities. The Company will permit any representatives designated by the Purchaser (or any transferee of the Purchaser), upon reasonable notice and during normal business hours, at such person's expense and accompanied by a representative of the Company, to (a) visit and inspect any of the properties of the Company, (b) examine the corporate and financial records of the Company (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom and (c) discuss the affairs, finances and accounts of any such corporations with the directors, officers and independent accountants of the Company.

4.7  Offering Restrictions. Except as previously disclosed in the SEC Reports or in the Exchange Act Filings, or stock or stock options granted to employees or directors of the Company; or equity or debt issued in connection with an acquisition of a business or assets by the Company; or the issuance by the Company of stock in connection with the establishment of a joint venture partnership or licensing arrangement (these exceptions hereinafter referred to as the " Excepted Issuances "), the Company will not issue any securities with a variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities (i. e., common stock subject to a registration statement) prior to the full repayment or conversion of the Note. For the avoidance of doubt, the parties acknowledge and agree that the inclusion of customary antidilution provisions in securities will not constitute a variable/floating rate conversion feature.

4.8  Insurance. The Company will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in similar business similarly situated as the Company; and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar business similarly situated as the Company and to the extent available on commercially reasonable terms.

4.9  Intellectual Property; Corporate Existence. The Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

4.10  Financial Information. The Company agrees to send the following to the Purchaser: (i) unless the following are filed with the SEC through EDGAR and are available to the public through EDGAR, within one (1) day after the filing thereof with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act; (ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries, unless available through Bloomberg Financial Markets (or any successor thereto) contemporaneously with the release; and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders.

4.11  Reservation of Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 110% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares upon conversion of the entire outstanding Note (without regard to any limitations on conversions) and 110% of the number of shares of Common Stock needed to provide for the issuance of the Warrant Shares upon exercise of all outstanding Warrant (without regard to any limitations on exercises).

4.12  Confidentiality. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchaser, unless expressly agreed to by the Purchaser or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

4.13  Corporate Existence. So long as the Purchaser beneficially owns any of the Securities, the Company shall maintain its corporate existence and shall not sell all or substantially all of the Company's assets, except in the event of a merger or consolidation or sale or transfer of all or substantially all of the Company's assets where the surviving or successor entity in such transaction (i) assumes the Company's obligations hereunder and the Transaction Documents and (ii) is a publicly traded company whose common stock is quoted or listed on a Principal Market.

4.14  Reissuance of Securities. The Company agrees to reissue certificates representing the Securities without the legends set forth in Section 5. 7 above at such time as (a) the holder thereof is permitted to dispose of such Securities pursuant to Rule 144(k) under the 1933 Act, or (b) upon resale subject to an effective registration statement after such Securities are registered under the 1933 Act. The Company agrees to cooperate with the Purchaser in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and, subject to satisfaction of all requirements of such rules, to provide legal opinions or such transfer agent instructions necessary to allow such resales provided the Company and its counsel receive reasonably requested representations from the selling Purchaser and broker, if any.

4.15  Priority of Notes. Except as set forth on Schedule 4.15 hereto, for so long as the Note is outstanding, in the event that the Company or any of its Subsidiaries issues or incurs any indebtedness, it shall, or it shall cause any Subsidiary to, first enter into, and cause the lender to enter into, a Subordination Agreement, containing terms and conditions acceptable to the Purchaser.

4.16  Expenses and Other Payments. The Company shall reimburse the Purchaser for its reasonable legal fees for services rendered to the Purchaser in preparation of this Agreement and the other Transaction Documents, and expenses in connection with the Purchaser's due diligence review of the Company and relevant matters, subject to reasonable documentation of such expenses. Amounts payable hereunder and under Section 6.10 of the Note shall be withheld by the Purchaser from the Purchase Price to be paid at Closing.

4.17  Transfer and Depositary Agent Instructions. Other than as provided below, all certificates issued for Conversion Shares or Warrant Shares shall bear the restrictive legend specified in Section 3.7. The Company warrants that the Securities shall be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement, other than in accordance with applicable securities laws. If the Purchaser provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act or the Purchaser provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Purchaser and without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Purchaser by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 4.18 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 4.18, that the Purchaser shall be entitled, in addition to all other available remedies but subject to applicable securities laws, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

5.  CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The obligation of the Company to issue and sell the Note and the Warrant to the Purchaser at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing the Purchaser with prior written notice thereof:

5.1  Execution. The Purchaser shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

5.2  Payment. The Purchaser shall have delivered to the Company the Purchase Price (less the amounts withheld pursuant to Section 4.16) by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

5.3  Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and the Purchaser shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

6.  CONDITIONS TO THE PURCHASER'S OBLIGATION TO PURCHASE.

The obligation of the Purchaser hereunder to purchase the Note and the Warrant from the Company at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion by providing the Company with prior written notice thereof:

6.1  Execution. The Company shall have executed each of the Transaction Documents and delivered the same to the Purchaser.

6.2  Exchange Listing. The Common Stock (x) shall be designated for quotation or listed on the Principal Market and (y) shall not have been suspended by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market; and the Conversion Shares and the Warrant Shares issuable upon conversion or exercise of the Notes and the related Warrants, as the case may be, shall be listed upon the Principal Market.

6.3  Representations and Warranties. The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. The Purchaser shall have received a certificate, executed by either the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Purchaser.

6.4  Legal Opinion. The Purchaser shall have received (a) a legal opinion, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Purchaser and in substantially the form of Exhibit D attached hereto and (b) a legal opinion of Company's Canadian counsel, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to Purchaser.

6.5  Delivery of Securities. The Company shall have executed and delivered to the Purchaser the Note and the Warrant (in such denominations as such Buyer shall request) for the Note and the Warrant being purchased by the Purchaser at the Closing.

6.6  Board Resolutions. The Board of Directors of the Company shall have adopted resolutions consistent with Section 2.4 above and in a form reasonably acceptable to the Purchaser (the "Resolutions").

6.7  Reservation of Shares. As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Note and the exercise of the Warrant, at least the number of shares of Common Stock as set forth in Section 4.11 hereof.

6.8  Intentionally Omitted.

6.9  Good Standing Certificates. The Company shall have delivered to the Purchaser a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such entity's state of incorporation or organization issued by the Secretary of State of such state of incorporation or organization as of the Closing Date.

6.10  Secretary's Certificate. The Company shall have delivered to the Purchaser a secretary's certificate, dated as of the Closing Date, certifying as to (A) the Resolutions, (B) the Charter, certified as of the Closing Date, by the Secretary of State of the State of Massachusetts and (C) the Bylaws, each as in effect at the Closing.

6.11  Filings. The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.

6.12  Security Agreement. The Company shall have delivered to the Purchaser an executed copy of the Security Agreement.

6.13  Other Transaction Documents. The Company shall have delivered to the Purchaser such other documents relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request, including, without limitation, all documents, instruments and agreements relating to the Canadian component to the transaction contemplated hereby.

7.  COVENANTS OF THE COMPANY AND THE PURCHASER REGARDING INDEMNIFICATION.

7.1  Company Indemnification. The Company agrees to indemnify, hold harmless, reimburse and defend the Purchaser, each of the Purchaser's officers, directors, agents, affiliates, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Purchaser which results, arises out of or is based upon the negotiation, execution or performance of this Agreement including but not limited to (i) any misrepresentation by Company or breach of any warranty by Company in this Agreement or in any exhibits or schedules attached hereto or any Transaction Document, or (ii) any breach or default in performance by Company of any covenant or undertaking to be performed by Company hereunder, or any other agreement entered into by the Company and the Purchaser relating hereto.

7.2  Purchaser's Indemnification. The Purchaser agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company's officers, directors, agents, affiliates, control persons and principal shareholders, at all times against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees incurred in the defense thereof) of any nature, incurred by or imposed upon the Company which results, arises out of or is based upon any breach of the representations of the Purchaser contained in Section 3 of this Agreement.

7.3  Procedures. Promptly after receipt by an indemnified party pursuant to the provisions of Section 7.1 or 7.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of Section 7.1 or 7.2, promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise under this Section except to the extent the defense of the claim is prejudiced. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, provided, however, if counsel for the indemnifying party concludes that a single counsel cannot under applicable legal and ethical considerations, represent both the indemnifying party and the indemnified party, the indemnified party or parties have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties; provided that there shall be no more than one such separate counsel. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Section 7.1 or 7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has, in its sole discretion, authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

8.  MISCELLANEOUS.

8.1  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York; provided, however that the Purchaser may choose to waive this provision and bring an action outside the state of New York. Both parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

8.2  Survival. The representations, warranties, indemnities, agreements, covenants and other statements of the Company made herein shall survive execution of this Agreement and delivery of the Note and Warrant for a period of two years. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

8.3  Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Securities from time to time. The Purchaser may assign and/or grant participations (in whole or in part) in this Agreement and the other Transaction Documents.

8.4  Entire Agreement. This Agreement, the exhibits and schedules hereto, the other Transaction Documents and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, including, but not limited to, the purchase and sale of the Note and Warrant and the subsequent issuance of the Conversion Shares and the Warrant Shares. No party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. The Purchaser shall not be deemed to have made any representation or warranty to the Company other than as expressly made by the Purchaser in Section 3 hereof. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Purchaser in Section 3 hereof, the Purchaser makes no representation or warranty to the Company with respect to the timing or the manner in which the Company's Common Stock will be sold.

8.5  Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.6  Amendment and Waiver.

  This Agreement may be amended or modified only upon the written consent of the Company and the Purchaser.
  The obligations of the Company and the rights of the Purchaser under this Agreement may be waived only with the written consent of the Purchaser.

8.7  Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or non-compliance by another party under this Agreement or the Transaction Documents, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, the Note, the Warrant or the other Transaction Documents, by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.8  Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof, with a copy to Stuart M. Cable, P. C., Goodwin Procter LLP facsimile number (617) 523-1231, and to the Purchaser at the address set forth on the signature page hereto for such Purchaser, with a copy in the case of the Purchaser to Scott J. Giordano, Esq., Loeb & Loeb, LLP, 345 Park Avenue, New York, NY 10154, facsimile number (212) 407-4990, or at such other address as the Company or the Purchaser may designate by ten days advance written notice to the other parties hereto.

8.9  Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.10  Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.11  Broker's Fees. Each party hereto represents and warrants that, except as each party may have notified the other in writing on or prior to the date hereof, no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 8.11 being untrue.

8.12  Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement to favor any party against the other.

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date set forth in the first paragraph hereof.

COMPANY:	PURCHASER:
STOCKERYALE, INC.	LAURUS MASTER FUND, LTD.
By: Name: Title: Address:	By: Name: Address: c/o Ironshore Corporate Services Ltd. P. O. Box 1234 G. T., Queensgate House, South Church Street Grand Cayman, Cayman Islands

LIST OF EXHIBITS

Form of Note	Exhibit A
Form of Warrant	Exhibit B
Form of Registration Rights Agreement	Exhibit C
Form of Opinion	Exhibit D

Schedule 4.15

  Indebtedness owed to Merrill Lynch Business Financial Services, Inc. in a maximum amount (inclusive of principal, interest, fees, costs and expenses) not to exceed $6,600,000 in the aggregate, as the same may be renewed, extended, replaced or refinanced from time to time.
  Indebtedness owed to TJJ Corporation in a maximum amount (inclusive of principal, interest, fees, costs and expenses) not to exceed $5,500,000 in the aggregate, as the same may be renewed, extended, replaced or refinanced from time to time.
  Leases and purchase money security interests in specific items of equipment and the proceeds thereof.

STOCKERYALE, INC.

SECURITIES PURCHASE AGREEMENT

September 24, 2003

7. ........ COVENANTS OF THE COMPANY AND THE PURCHASER REGARDING INDEMNIFICATION
................................................................................................................................... 19

7.1 ...... Company Indemnification ...................................................................................... 19

7.2 ...... Purchaser's Indemnification ................................................................................... 19

7.3 ...... Procedures .......................................................................................................... 19

........... . .......................................................................................................................... 20

23 / STKR	2003 Form S-3

EXHIBIT 99.5

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE , PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO STOCKERYALE, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase 475,000 Shares of Common Stock of StockerYale, Inc. (subject to adjustment as provided herein)

COMMON STOCK PURCHASE WARRANT

No. 2003-1	Issue Date: September 24, 2003

STOCKERYALE, INC., a corporation organized under the laws of the State of Massachusetts (the "Company"), hereby certifies that, for value received, LAURUS MASTER FUND, LTD., or assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company from and after the Issue Date of this Warrant and at any time or from time to time before 5:00 p. m., New York time, through seven (7) years after such date (the "Expiration Date"), up to 475,000 fully paid and nonassessable shares of Common Stock (as hereinafter defined), $. 001 par value, of the Company, at the Exercise Price (as defined below). The number and character of such shares of Common Stock and the Exercise Price are subject to adjustment as provided herein.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term "Company" shall include StockerYale, Inc. and any corporation which shall succeed or assume the obligations of StockerYale, Inc. hereunder.

(b) The term "Common Stock" includes (a) the Company's Common Stock, par value $. 001 per share, and (b) any other securities into which or for which any of the securities described in (a) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c) The term "Other Securities" refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or otherwise.

(d) The term "Exercise Price" shall be as follows:

a. 225,000 shares at $1. 23 per share;

b. 150,000 shares at $1. 34 per share; and

c. 100,000 shares at $1. 44 per share.

1. Exercise of Warrant.

1. 1  Number of Shares Issuable upon Exercise. From and after the date hereof through and including the Expiration Date, the Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, by delivery of an original or fax copy of the exercise notice attached hereto as Exhibit A (the "Exercise Notice"), shares of Common Stock of the Company, subject to adjustment pursuant to Section 4.

1. 2 Fair Market Value. Fair Market Value of a share of Common Stock as of a particular date (the "Determination Date") shall mean:

  If the Company's Common Stock is traded on an exchange or is quoted on the National or SmallCap Market of The Nasdaq Stock Market, Inc. ("Nasdaq"), then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date.
  If the Company's Common Stock is not traded on an exchange or on the Nasdaq but is traded on the NASD OTC Bulletin Board or BBX Exchange, then the mean of the average of the closing bid and asked prices reported for the last business day immediately preceding the Determination Date.
  Except as provided in clause (d) below, if the Company's Common Stock is not publicly traded, then as the Holder and the Company agree or in the absence of agreement by arbitration in accordance with the rules then in effect of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided.
  If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company's charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of the Warrant are outstanding at the Determination Date.

2.   Procedure for Exercise.

2. 1  Delivery of Stock Certificates, etc. on Exercise. The Company agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within 3 business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as such Holder (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise.

2. 2  Exercise.

  Payment may be made either in (i) cash or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Exercise Price, (ii) by delivery of the Warrant, Common Stock and/or Common Stock receivable upon exercise of the Warrant in accordance with Section (b) below, or (iii) by a combination of any of the foregoing methods, for the number of Common Shares specified in such form (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein.
  Notwithstanding any provisions herein to the contrary, if the Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Exercise Notice in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

  X=Y (A-B)

  A

  Where X = the number of shares of Common Stock to be issued to the Holder

  Y= the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

  A= the Fair Market Value of one share of the Company's Common Stock (at the date of such calculation)

  B= Exercise Price (as adjusted to the date of such calculation)

3.   Effect of Reorganization, etc. ; Adjustment of Exercise Price .

3. 1  Reorganization, Consolidation, Merger, etc. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or Other Securities) issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

3. 2  Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of the Warrant after the effective date of such dissolution pursuant to Section 3. 1 to a bank or trust company having its principal office in New York, NY, as trustee for the Holder of the Warrant.

3. 3  Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4. In the event this Warrant does not continue in full force and effect after the consummation of the transactions described in this Section 3, then only in such event will the Company's securities and property (including cash, where applicable) receivable by the holders of the Warrant be delivered to the Trustee as contemplated by Section 3. 2.

4.   Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4. The number of shares of Common Stock that the holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be increased to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

5.   Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the holder of the Warrant and any Warrant agent of the Company (appointed pursuant to Section 11 hereof).

6.   Reservation of Stock, etc. Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant.

7.   Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a "Transferor") with respect to any or all of the Shares. On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the "Transferor Endorsement Form") and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, which shall include, without limitation, a legal opinion from the Transferor's counsel that such transfer is exempt from the registration requirements of applicable securities laws, the Company at its expense but with payment by the Transferor of any applicable transfer taxes) will issue and deliver to or on the order of the Transferor thereof a new Warrant of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a "Transferee"), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.

8.   Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9.   Registration Rights. The Holder of this Warrant has been granted certain registration rights by the Company. These registration rights are set forth in a Registration Rights Agreement entered into by the Company and Purchaser of the Company's Convertible Note (the "Note") at or prior to the issue date of this Warrant.

10.   Maximum Exercise. The Holder shall not be entitled to exercise this Warrant on an exercise date, in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this proviso is being made on an exercise date, which would result in beneficial ownership by the Holder and its affiliates of more than 4. 99% of the outstanding shares of Common Stock of the Company on such date. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 4. 99%. The restriction described in this paragraph may be revoked upon 75 days prior notice from the Holder to the Company and is automatically null and void upon an Event of Default under the Note. Notwithstanding the foregoing, to the extent required by the Nasdaq Marketplace Rules, at no time may the Holder exercise all or part of this Warrant to acquire a number of shares of Common Stock that, together with any shares of Common Stock acquired upon conversion of all or any part of the Note or the interest payable thereon, would in the aggregate exceed 19. 99% of the outstanding shares of the Company's Common Stock, determined as of the date hereof, without first obtaining stockholder approval of such issuance of Common Stock (the "Conversion Limitations"). In obtaining stockholder approval, stockholders shall not be entitled to vote shares of Common Stock acquired upon exercise of this Warrant and/or conversion of the Note on such matter. In the event such approval is so required, then the Company shall (i) within fifteen (15) days following notice by the Holder to convert an amount in excess of the Conversion Limitations file proxy materials relating to such stockholder approval with the Securities and Exchange Commission and (ii) use its best efforts to obtain as promptly as possible such stockholder approval.

11.   Warrant Agent. The Company may, by written notice to the each holder of the Warrant, appoint an agent for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 7, and replacing this Warrant pursuant to Section 8, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

12.   Transfer on the Company's Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

13.   Notices, etc. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such holder or, until any such Holder furnishes to the Company an address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

14.   Voluntary Adjustment by the Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

15.   Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the laws of State of New York without regard to principles of conflicts of laws. Any action brought concerning the transactions contemplated by this Warrant shall be brought only in the state courts of New York or in the federal courts located in the state of New York ; provided, however, that the Holder may choose to waive this provision and bring an action outside the state of New York. The individuals executing this Warrant on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. The Company acknowledges that legal counsel participated in the preparation of this Warrant and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Warrant to favor any party against the other party.

IN WITNESS WHEREOF, the Company has executed this Warrant under seal as of the date first written above.

STOCKERYALE, INC.

By:

Witness:

Exhibit A

FORM OF SUBSCRIPTION

(To be signed only on exercise of Warrant)

TO: StockerYale, Inc.

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ____), hereby irrevocably elects to purchase (check applicable box):

___ ________ shares of the Common Stock covered by such Warrant; or

___ the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in such Warrant, which is $___________. Such payment takes the form of (check applicable box or boxes):

___ $__________ in lawful money of the United States ; and/or

___ the cancellation of such portion of the attached Warrant as is exercisable for a total of _______ shares of Common Stock (using a Fair Market Value of $_______ per share for purposes of this calculation); and/or

___ the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 2, to exercise this Warrant with respect to the maximum number of shares of Common Stock purchaseable pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to ____________________ whose address is ____________________________________

____________________________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an exemption from registration under the Securities Act.

Dated:___________________        _______________________________________

(Signature must conform to name of holder as specified on the face of the Warrant)

_________________________________________________________________________
(Address)

Exhibit B

FORM OF TRANSFEROR ENDORSEMENT
(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading "Transferees" the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of StockerYale, Inc. to which the within Warrant relates specified under the headings "Percentage Transferred" and "Number Transferred," respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of StockerYale, Inc. with full power of substitution in the premises.

Transferees	Percentage Transferred	Number Transferred

Dated:___________________                 ___________________

(Signature must conform to name of holder as specified on the face of the Warrant)

Signed in the presence of: ___________________

(Name) ___________________            (address) ___________________

ACCEPTED AND AGREED:

[TRANSFEREE] ___________________ (address) ___________________

(Name) ___________________

24 / STKR	END	2003 Form S-3